UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     April 13, 2005 (April 8, 2005)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 5.02(d).

On April 11, 2005,  Patrick  Bousquet-Chavenne  was elected to the  Registrant's
Board of Directors, which election will be effective May 12, 2005. A press release issued by the Registrant in connection with these distribution agreements is filed as Exhibit 99.1 hereto.


Item  8.01.  Other Events

Brown-Forman Corporation (the "Company") has been advised that Owsley Brown Frazier entered into a Rule 10b5-1 trading plan effective April 8, 2005 (the "Plan") with J.J.B. Hilliard Lyons, Inc. ("Broker"), acting as agent for Mr. Frazier. The Plan authorizes the Broker to sell up to a total of 219,177 shares of the nonvoting Class B Common Stock of the Company that Mr. Frazier owns. Under the Plan, shares may be sold so long as the gross sales price is not less than a specified amount per share, subject to certain limitations. Sales may be made under the Plan through September 30, 2005 unless the Plan is terminated before that date. Under the Plan, Mr. Frazier will not have any control over the timing of any sales under the Plan.

The Company was informed by Mr. Frazier that he entered into the Plan in order to sell a small fraction of his Brown-Forman Corporation shareholdings for liquidity and investment diversification purposes. Mr. Frazier is a member of the Board of Directors of the Company and from 1983 to 2000, served as the Vice Chairman.

The Company subsequently has been advised that pursuant to the Plan, on April 11, 2005 the Broker sold 100,000 shares of Class B Common Stock at a price of $55.04 per share and on April 12, 2005, the Broker sold the remaining 119,177 shares of Class B Common Stock it is authorized to sell under the Plan, at a price of $54.97 per share. Therefore, all sales under the Plan have been completed.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   April 13, 2005                     By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary

                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

ESTEE LAUDER EXECUTIVE JOINS BROWN-FORMAN BOARD

Louisville, KY, April 11, 2005 -- Brown-Forman Corporation Chairman and Chief Executive Officer Owsley Brown II announced today the election of Patrick Bousquet-Chavanne to the company's Board of Directors.

Patrick Bousquet-Chavanne is group president of The Estee Lauder Companies Inc., a nearly six billion dollar family-controlled public company based in New York City. After beginning his career in 1979 at Elizabeth Arden, Mr. Bousquet-Chavanne joined Estee Lauder in 1989 as general manager of Aramis International, Inc., and later managed the company's global travel retailing business. He served three years as president of Estee Lauder International, Inc., where he was responsible for the direction of all brands within The Estee Lauder Companies in Europe, the Middle East, Africa, Latin America and the Asia Pacific region. He was appointed group president in 2001. Mr. Bousquet-Chavanne has earned masters degrees at Ecole Superieure de Commerce in Marseille, France and Purdue University in Indiana.

"Patrick Bousquet-Chavanne's insightful mind and his extensive experience as a consumer-products marketer around the world and as a leading executive at a family-controlled public company make him an ideal addition to our Board," said Brown-Forman Chairman Owsley Brown.

"I am honored to be selected to sit on the Board of Brown-Forman Corporation because it has some of the most recognized and sought after brands in the world," stated Mr. Bousquet-Chavanne. "The company has an outstanding portfolio of brands with global appeal, an admirable track record and a great tradition. I look forward to helping this dynamic organization move forward into the future."

As the election of Mr. Bousquet-Chavanne becomes effective May 12, 2005, the size of Brown-Forman's Board of Directors will increase from 12 to 13.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware, and Hartmann Luggage.